Exhibit 99.1

SHARPS COMPLIANCE CORP. ANNOUNCES RESULTS FOR THE
QUARTER ENDED DECEMBER 31, 2003

HOUSTON, Texas, (January 28, 2004) — Sharps Compliance Corp. and subsidiaries (OTC BB: SCOM) (“Sharps” or the “Company”), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced, its operating results for the second quarter of fiscal year 2004.

For the three-months ended December 31, 2003, the Company generated revenues of $2.1 million versus revenues for the corresponding quarter of the prior fiscal year of $2.3 million. For the six-months ended December 31, 2003, the Company generated revenues of $4.1 million versus revenues for the corresponding quarter of the prior year of $4.4 million. The prior year revenue amounts included a major sale of the Sharps Disposal by Mail System™ to a leading syringe manufacturer which generated $0.5 million in revenue.

The Company realized an improved gross margin of 40% for the three-months ended December 31, 2003 versus a gross margin of 32% for the corresponding quarter of the prior fiscal year. Additionally, the Company’s S, G & A expenses were 17% lower in the current quarter ended December 31, 2003 when compared to the prior year fiscal quarter. The improvement in margins and reduction in S, G & A expenses is the direct result of operational efficiencies and implementation of the cost reduction program previously announced by the Company.

The Company reported essentially break-even operating results for the quarter ended December 31, 2003. This loss represents a significant improvement over the prior fiscal year quarterly operating loss of $0.3 million.

Regarding the results, Dr. Burt Kunik, Chairman, Chief Executive Officer and President of Sharps Compliance Corp. stated, “We are very pleased with the improved second quarter 2004 operating results which reflected solid gross margins, reduced overhead and positive cash flow. We are extremely focused on new revenue opportunities in the industrial, commercial, healthcare and other markets. Our pipeline of new sales opportunities is at a level far above that experienced by the Company in any period.”

Headquartered in Houston, Texas, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. The Company’s products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.

Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management, Inc. whereby Sharps provides safe disposal systems and related services for Waste Management’s residential and commercial customers.

The Company also has a mutually exclusive joint marketing agreement with McKesson Health Solutions (“McKesson”), a subsidiary of McKesson Corporation, to co-market and sell the Sharps Disposal by Mail System™ products and services to pharmaceutical manufacturers and biotechnology companies. McKesson is a leader in the design, implementation and management of marketing programs, specialty pharmaceutical services and patient support centers that help pharmaceutical and biotechnology manufactures successfully commercialize their products.

Sharps Compliance Corp.’s common stock trades on the OTC Bulletin Board under the symbol SCOM.

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect”, “plan”, “anticipate”, “believe”, “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

(Financial Highlights Follow)

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$2,074,220	$2,339,809	$4,071,432	$4,388,677
COSTS AND EXPENSES:
Cost of revenues	1,251,600	1,598,551	2,469,310	2,979,941
Selling, general and administrative	798,339	958,146	1,634,725	1,799,957
Depreciation and amortization	39,590	46,695	78,248	67,846

Operating income (loss)	(15,309)	(263,583)	(110,851)	(459,067)
INTEREST (EXPENSE) INCOME, net	(7,052)	6,563	(28,087)	13,845

Net loss	$(22,361)	$(257,020)	$(138,938)	$(445,222)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.00)	$(0.03)	$(0.01)	$(0.05)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE	10,538,256	9,862,784	10,247,955	9,842,403

SHARPS COMPLIANCE CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	June 30,
	2003	2003

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$190,028	$135,884
Restricted cash	91,347	152,851
Accounts receivable, net	743,028	740,760
Inventory	432,114	299,136
Prepaid and other assets	97,191	125,808

Total current assets	1,553,708	1,454,439
Property and equipment, net	546,613	597,691
Intangible assets, net	10,409	—
Other assets	5,478	11,695

Total assets	$2,116,208	$2,063,825

Liabilities and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$601,595	$567,918
Accrued liabilities	235,459	226,427
Deferred revenue — pump return	192,554	205,125
Current portion of deferred revenue — incineration	93,962	108,547
Current portion of deferred revenue — transportation	434,735	476,630
Notes payable and current portion of long-term debt	172,321	407,374
Current maturities of capital lease obligations	32,960	36,501

Total current liabilities	1,763,586	2,028,522
Long-term deferred revenue — incineration, net of current portion	31,186	35,794
Long-term deferred revenue — transportation, net of current portion	150,912	164,142
Long-term debt, net of current portion	14,373	45,563
Obligations under capital leases, net of current maturities	99,599	102,314
Other	35,000	27,000

Total liabilities	2,094,656	2,403,335
Stockholders’ (deficit) equity:
Total stockholders’ (deficit) equity	21,552	(339,510)

Total liabilities and stockholders’ (deficit) equity	$2,116,208	$2,063,825

4